                   Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-158121, 333-149824, 333-137768, 333-128118, 333-118348, 333-106282, 333-101536, 333-69696, 333-45094 and 333-83153) of 4Kids Entertainment, Inc. of our report dated March 22, 2012, which includes an explanatory paragraph expressing substantial doubt about the Company's ability to continue as a going concern, relating to the consolidated financial statements of 4Kids Entertainment, Inc., which appears in this Form 10-K.

/s/ EisnerAmper LLP
New York, New York
March 22, 2012